UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 5, 2013

Roberts Realty Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302
Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

(770) 394-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                   Other Events.

Roberts Realty Investors, Inc., the registrant, conducts business through its operating partnership, Roberts Properties Residential, L.P. and its subsidiaries.  We owned the Bassett retail center, a 19,949 square foot retail center located in Buford, Georgia that secured a $2,406,883 nonrecourse loan.  On November 5, 2013, we successfully completed the transfer of the Bassett retail center to 1905 Mall of Georgia Boulevard Holdings, LLC, an affiliate of the lender, in satisfaction of the $2,406,883 in debt secured by the property.  As a result of this transaction, we have reduced our outstanding debt and accrued interest by $2,550,785 or 16%.

As we have stated in our annual and quarterly reports, our business plan has been to exit the office and retail shopping center business.  The disposition of the Bassett retail center and the recently reported sale of the Northridge Office Building has completed our exit from the office and retail business allowing us to now focus exclusively on our primary business of developing, constructing, and managing new, high-quality multifamily apartment communities.

We own four land parcels in excellent locations that are zoned and entitled for the development and construction of 940 multifamily apartment units, as outlined below:

•                  The 11-acre Northridge land parcel, zoned for 220 multifamily units and located at the Georgia 400 and Northridge Road interchange in Sandy Springs, Georgia.

•                  The 22-acre Bradley Park land parcel, zoned for 154 multifamily units and located in Forsyth County, Georgia, which is ranked as America’s 7th fastest growing county by Forbes Magazine.

•                  The 38-acre Highway 20 land parcel zoned for 210 multifamily units and located in the City of Cumming in Forsyth County.

•                  The 10-acre North Springs transit oriented, mixed-use property, zoned for 356 multifamily units, 210,000 square feet of office space, and 56,000 square feet of retail space, and located across from the North Springs rail station in the Perimeter Center area of Sandy Springs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: November 7, 2013	By:	/s/ Charles S. Roberts
Charles S. Roberts
Chief Executive Officer